EXHIBIT 2.2

OPTION AGREEMENT
by and among
AIRCRAFT SERVICES CORPORATION
as ASC,
SOURCEGAS HOLDINGS LLC
as the Company,
BLACK HILLS UTILITY HOLDINGS, INC.
as Buyer,
EFS SERVICES, LLC
and
SOURCEGAS INC.
dated as of [____________]

	TABLE OF CONTENTS
ARTICLE I	DEFINITIONS AND CONSTRUCTION	1
1.1	Definitions	1
1.2	Rules of Construction	5

ARTICLE II	OPTIONS	6
2.1	Buyer Option	6
2.2	ASC Option	6

ARTICLE III	PURCHASE AND SALE AND SECOND CLOSING	7
3.1	Purchase Price	7
3.2	Second Closing	7
3.3	Closing Deliveries by ASC to Buyer	8
3.4	Closing Deliveries by Buyer to ASC	8
3.5	Purchase Price Adjustments	9
3.6	Purchase Price Allocation	10

ARTICLE IV	REPRESENTATIONS AND WARRANTIES	11
4.1	Representations of ASC	11
4.2	Representations of Buyer	11

ARTICLE V	TAX	12
5.1	Transfer Taxes	12

ARTICLE VI	TERMINATION	12
6.1	Termination	12
6.2	Effect of Termination	13

ARTICLE VII	INDEMNIFICATION	13
7.1	Indemnity	13
7.2	Limitations of Liability	13
7.3	Waiver of Claims	15
7.4	Assumed Liabilities	15
7.5	Waiver of Other Representations	15
7.6	Waiver of Remedies	16
7.7	Procedure with Respect to Claims	17

ARTICLE VIII	MISCELLANEOUS	17
8.1	Notice	17
8.2	Entire Agreement	18
8.3	Expenses: Waiver; Amendment; Assignment; Headings; Invalid Provisions; Counterparts; Attorneys’ Fees	18
8.4	No Third Party Beneficiary	19

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8.5	Governing Law; Venue; and Jurisdiction	19
8.6	Specific Performance	19
8.7	Contributions to the Company	20
8.8	Distributions from the Company	20
8.9	Amendments to Company LLC Agreement	21
8.10	Effect of Termination on Company LLC Agreement Amendments	21

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OPTION AGREEMENT
This Option Agreement dated as of [________] (this “Agreement”) is made and entered into by and among Aircraft Services Corporation, a Nevada corporation (“ASC”), SourceGas Holdings LLC, a Delaware limited liability company (the “Company”), Black Hills Utility Holdings, Inc., a South Dakota corporation (“Buyer”), and, solely for purposes of Section 8.9(e), EFS Services, LLC, a Delaware limited liability company, and SourceGas Inc., a Delaware corporation. Capitalized terms used herein but not defined herein shall have the meaning ascribed to such term in the PSA (as defined below).
RECITALS
WHEREAS, ASC, Buyer and Alinda Sellers entered into that certain Purchase and Sale Agreement (“PSA”), dated as of July 12, 2015, for the purchase and sale of (i) the Alinda Holding Stock and (ii) 49.5 Class A Units in the Company;
WHEREAS, Closing under the PSA (the “Initial Closing”) is occurring contemporaneously with the execution and delivery of this Agreement; and
WHEREAS, subject to the terms and conditions of this Agreement, (i) ASC desires to have the option to sell to Buyer, and Buyer desires to have the option to purchase from ASC, one-half (0.5) Class A Unit in the Company (the “Retained Interest”), and (ii) ASC and Buyer desire to amend the Company LLC Agreement with respect to the Retained Interest.
STATEMENT OF AGREEMENT
Now, therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I DEFINITIONS AND CONSTRUCTION
1.1    Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:
“1933 Act” has the meaning given to it in Section 4.2(c).
“Actual CapEx Amount” means the aggregate amount of all capital expenditures that are incurred and paid by the Project Companies from the Initial Closing through the Second Closing Date.
“Additional Hedging Capital Contribution” has the meaning given to it in the Company LLC Agreement.
“Additional Mandatory Capital Contribution” has the meaning given to it in the Company LLC Agreement.

“Additional Voluntary Capital Contribution” has the meaning given to it in the Company LLC Agreement.
“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of at least 50% of the voting securities in such corporation or of the voting interest in such partnership or limited liability company. For the avoidance of doubt, the Project Companies are Affiliates of Buyer.
“Agreement” has the meaning given to it in the introduction to this Agreement.
“ASC” has the meaning given to it in the introduction to this Agreement.
“Assumed Liabilities” means all liabilities and obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) known and unknown arising out of or attributable to the pre- and post- Second Closing ownership of the Retained Interest, including those under or arising out of the Company LLC Agreement or attributable to the ownership or operation of the Project Companies, but excluding any federal or state income Tax liabilities associated with the ownership of the Retained Interest prior to the Second Closing.
“Base Purchase Price” means (i) where Buyer exercises its Call Option pursuant to Section 2.1, an amount equal to the product of (x) the Purchase Price (as defined in the PSA), divided by 199 and (y) 1.1; and (ii) where Seller exercises its Put Option pursuant to Section 2.2, an amount equal to the product of (x) the Purchase Price (as defined in the PSA), divided by 199 and (y) 0.9.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.
“Buyer” has the meaning given to it in the introduction to this Agreement.
“Buyer’s Determination” has the meaning given to it in Section 3.5(a).
“Call FMV Price” has the meaning given to it in Section 2.1(b).
“Call Option” has the meaning given to it in Section 2.1.
“Call Period” means the period beginning on the earlier of (i) the termination of the Company for U.S. federal income Tax purposes and (ii) the 366th day following the date hereof, and ending at 5:00 p.m. on the 90th day thereafter.
“CapEx Estimate” has the meaning given to it in Section 3.4(a).
“Claim” means any demand, claim, action, investigation, Proceeding (whether at law or in equity) or arbitration.

“Class A Units” has the meaning given to it in the Company LLC Agreement, as in effect on the date hereof.
“Company” means SourceGas Holdings LLC, a Delaware limited liability company.
“Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 30, 2007.
“Company Retained Distributions” has the meaning given to it in Section 8.8(a).
“Fair Market Value” means, with respect to the Retained Interest, the price that would be established in an arm’s length transaction between an informed and willing buyer and an informed and willing seller for the Retained Interest, neither being under any compulsion to buy or sell, giving consideration to the aggregate amount of all capital expenditures that are incurred and paid by the Project Companies from the Initial Closing through the Second Closing Date and associated rate base adjustments, and without giving effect to any termination of the Company for U.S. federal income Tax purposes that may have occurred on or prior to the applicable date of determination.
“Independent Appraiser” has the meaning given to it in Section 2.1(b).
“Initial Closing” has the meaning given to it in the recitals to this Agreement.
“Loss” means any and all judgments, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any claim, default or assessment), but only to the extent the foregoing (a) are not reasonably expected to be covered, directly or indirectly, by (i) rate base recovery or (ii) a payment from a third party or by insurance or otherwise recoverable from third parties and (b) are net of any associated benefits arising in connection with any of the foregoing, including any associated Tax benefits. For all purposes of this Agreement, the term “Losses” shall not include any Non-Reimbursable Damages.
“Members” has the meaning given to it in the Company LLC Agreement.
“Non-Reimbursable Damages” has the meaning given to it in Section 7.6(b).
“Party” means each of Buyer, ASC and the Company and “Parties” means Buyer, ASC and the Company, collectively.
“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.
“Project Company” means each of the Company and Subsidiaries and “Project Companies” means the Company and Subsidiaries, collectively.

“PSA” has the meaning given to it in the recitals to this Agreement.
“Purchase Price” has the meaning given to it in Section 3.1.
“Purchase Price Allocation Schedule” has the meaning given to it in Section 3.6(b).
“Put Option” has the meaning given to it in Section 2.2(a).
“Put Period” means the period beginning on (i) if the Parties have engaged an Independent Appraiser pursuant to Section 2.1(b), the day following the revocation by Buyer of its Call Option and (ii) otherwise, the day following the expiration of the Call Period and, in each case, ending at 5:00 p.m. Central time on the 90th day thereafter.
“Put FMV Price” has the meaning given to it in Section 2.2(b).
“Reimbursable Contributions” has the meaning given to it in Section 8.7(b).
“Released Parties” has the meaning given to it in Section 7.3.
“Retained Interest” has the meaning given to it in the recitals to this Agreement.
“Retained Interest Assignment Agreement” means the Retained Interest Assignment Agreement by and between ASC and Buyer, dated as of the Second Closing Date, and in substantially the form attached hereto as Exhibit A, pursuant to which ASC assigns and transfers to Buyer, and Buyer accepts, the Retained Interest.
“Second Closing” means the consummation of the sale by ASC, and the purchase by Buyer, of the Retained Interest.
“Second Closing Date” means the date on which the Second Closing occurs.
“Second Closing Payment” has the meaning given to it in Section 3.4(a).
“Subsidiary” means each of, and “Subsidiaries” means, collectively, SourceGas LLC, a Delaware limited liability company, SourceGas Inc., a Delaware corporation, SourceGas International, Inc., a Delaware corporation, SourceGas Arkansas Inc., an Arkansas corporation, SourceGas Gas Supply Services Inc., a Colorado corporation, SourceGas Energy Services Company, a Colorado corporation, SourceGas Distribution LLC, a Delaware limited liability company, Rocky Mountain Natural Gas LLC, a Colorado limited liability company, and SourceGas Storage LLC, a Colorado limited liability company.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, ad valorem, sales, use, employment, social security, disability, occupation, property, severance, value added, goods and services, documentary, stamp duty, transfer, conveyance, capital stock, excise, withholding or other taxes imposed by or on behalf of any Taxing Authority, including any interest, penalty or addition thereto.

“Tax Return” means any declaration, report, statement, form, return or other document or information filed with or required to be supplied to a Taxing Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with collection or administration of such Tax for such Governmental Authority.
“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, transfer, conveyance, registration, and other similar Taxes, duties, fees or charges.
1.2    Rules of Construction.

(a)All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the date of this Agreement. Currency amounts referenced herein are in U.S. Dollars. Terms defined in the singular have the corresponding meanings in the plural, and vice versa.

(c)Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II OPTIONS
2.1    Buyer Option.

(a)ASC hereby grants to Buyer the option (the “Call Option”) to buy from ASC the Retained Interest. The Call Option may be exercised, in Buyer’s sole discretion, by delivering to ASC at any time during the Call Period written notice of Buyer’s election to buy the Retained Interest. If Buyer fails to timely deliver to ASC such written notice, Buyer’s rights under this Section 2.1 shall, upon the expiration of the Call Period, automatically terminate for all purposes. If Buyer timely exercises its Call Option, then, unless ASC objects in writing to the Purchase Price as not reflective of the Fair Market Value of the Retained Interest within 10 Business Days of ASC’s receipt of the applicable written notice from Buyer, the Parties shall proceed to the Second Closing. Once exercised, the Call Option may only be revoked as expressly contemplated by Section 2.1(b).

(b)If ASC objects in writing to the Purchase Price as not reflective of the Fair Market Value of the Retained Interest within 10 Business Days of ASC’s receipt of the applicable written notice from Buyer, then (i) the Parties shall engage [        ] (the “Independent Appraiser”) and instruct the Independent Appraiser to render within thirty (30) days a determination of the Fair Market Value of the Retained Interest (as determined by the Independent Appraiser pursuant to this Section 2.1, the “Call FMV Price”) and (ii) ASC and Buyer shall each bear one-half of the fees of the Independent Appraiser in connection therewith. If the Call FMV Price is lower than the Purchase Price, then the Parties shall proceed to the Second Closing and the “Purchase Price” shall continue to be as defined in Section 3.1. If the Call FMV Price is higher than the Purchase Price, then Buyer shall, by delivery of written notice to ASC not later than five (5) Business Days after the Parties have received notice of the Independent Appraiser’s determination of the Call FMV Price, elect to (i) purchase the Retained Interest and the Parties shall proceed to the Second Closing; provided, that, notwithstanding anything herein to the contrary, where Buyer so elects to proceed with the Second Closing, the “Purchase Price” shall thereupon be deemed to be equal to the Call FMV Price, or (ii) revoke its Call Option. If Buyer does not make either election within such five (5) Business Day-period, Buyer shall be deemed to have revoked its Call Option. Upon any revocation by Buyer of its Call Option, Buyer’s rights under this Section 2.1 shall automatically terminate for all purposes.

2.2    ASC Option.

(a)Buyer hereby grants to ASC the option (the “Put Option”) to sell to Buyer the Retained Interest. The Put Option may be exercised, in ASC’s sole discretion, by delivering to Buyer at any time during the Put Period written notice of ASC’s election to sell the Retained Interest. If ASC fails to timely deliver to Buyer such written notice, ASC’s rights under this Section 2.2 shall, upon the expiration of the Put Period, automatically terminate for all purposes. If ASC timely exercises its Put Option, then, unless Buyer objects in writing to the Purchase Price as not reflective of the Fair Market Value of the Retained Interest within 10 Business Days of Buyer’s receipt of the applicable written notice from ASC, the Parties shall proceed to the Second Closing. Once exercised, the Put Option may only be revoked as expressly contemplated by Section 2.2(b).

(b)If Buyer objects in writing to the Purchase Price as not reflective of the Fair Market Value of the Retained Interest within 10 Business Days of Buyer’s receipt of the applicable written notice from ASC, then (i) the Parties shall engage the Independent Appraiser and instruct the Independent Appraiser to render within thirty (30) days a determination of the Fair Market Value of the Retained Interest (as determined by the Independent Appraiser pursuant to this Section 2.2, the “Put FMV Price”) and (ii) ASC and Buyer shall each bear one-half of the fees of the Independent Appraiser in connection therewith. If the Put FMV Price is higher than the Purchase Price, then the Parties shall proceed to the Second Closing and the “Purchase Price” shall continue to be as defined in Section 3.1. If the Put FMV Price is lower than the Purchase Price, then ASC shall, by delivery of written notice to Buyer not later than five (5) Business Days after the Parties have received notice of the Independent Appraiser’s determination of the Put FMV Price, elect to (i) sell the Retained Interest and the Parties shall proceed to the Second Closing; provided, that, notwithstanding anything herein to the contrary, where ASC so elects to proceed with the Second Closing, the “Purchase Price” shall thereupon be deemed to be equal to the Put FMV Price or (ii) revoke its Put Option. If ASC does not make either election within such five (5) Business Day-period, ASC shall be deemed to have revoked its Put Option. Upon any revocation by ASC of its Put Option, ASC’s rights under this Section 2.2 shall automatically terminate for all purposes.

ARTICLE III PURCHASE AND SALE AND SECOND CLOSING

3.1    Purchase Price. If the Call Option or the Put Option, as applicable, is exercised, the purchase price for the purchase and sale of the Retained Interest (the “Purchase Price”) shall be equal to the sum of:

(a)the Base Purchase Price;

(b)plus, the lesser of (i) the product of (x) the amount equal to the Actual CapEx Amount and (y) 0.005, and (ii) the aggregate amount of all capital contributions that are paid by ASC, in its capacity as a Member of the Company, to the Company from the Initial Closing through the Second Closing Date;

with all such amounts identified in the immediately preceding clauses (a) and (b) paid free and clear of, and without any withholding or deduction for or on account of, any Tax.
3.2    Second Closing. If the option to buy under Section 2.1 is exercised timely or the option to sell under Section 2.2 is exercised timely, then the Second Closing shall take place at the offices of Bracewell & Giuliani, 1251 Avenue of the Americas, 49th Floor, New York, New York 10020 at 10:00 A.M. local time, on the third Business Day after (i) if an Independent Appraiser has been engaged pursuant to the terms of Article III and, following a determination of the Call FMV Price or Put FMV Price, as applicable, Buyer or ASC, as applicable, has elected to proceed with the purchase or sale, as applicable, of the Retained Interest, such election and (ii) otherwise, the exercise of the Call Option or Put Option, as applicable, or on such other date and at such other time and place as Buyer and ASC mutually agree in writing. All actions listed in Section 3.3 or 3.4 that occur on the Second Closing Date shall be deemed to occur simultaneously at the Second Closing.

3.3    Closing Deliveries by ASC to Buyer. At the Second Closing, ASC shall deliver, or shall cause to be delivered, to Buyer the following:

(a)a counterpart of the Retained Interest Assignment Agreement executed by ASC;

(b)a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b) with respect to ASC;

(c)a certificate, duly executed by an officer of ASC, dated as of the Second Closing Date, certifying that the representations and warranties made by ASC in Section 4.1 are, without giving effect to any materiality or Material Adverse Effect qualifier contained therein (i) true and correct as of the Second Closing Date as though made on and as of such date (other than those representations and warranties that speak as to an earlier date) and (ii) in the case of representations and warranties that speak as to an earlier date, true and correct as of such earlier date, except in the case of clauses (i) and (ii) where the failure to be true and correct would not have a Material Adverse Effect and would not have a material adverse effect on the ability of ASC to consummate the transactions contemplated hereby; provided that, notwithstanding the foregoing, the representations and warranties in Section 4.1(c) shall be true and correct in all respects; and

(d)such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by Buyer prior to the Second Closing Date to carry out the intent and purposes of this Agreement.

3.4    Closing Deliveries by Buyer to ASC. At the Second Closing, Buyer shall deliver to ASC the following:
(a)a wire transfer of immediately available funds in an amount in the aggregate equal to the Base Purchase Price plus the product of (1) Buyer’s good faith estimate of the Actual CapEx Amount (“CapEx Estimate”) and (2) 0.005 (the resulting sum, the “Second Closing Payment”), with the Second Closing Payment directed to ASC to such account as ASC shall have notified Buyer of at least one Business Day prior to the Second Closing Date; provided, that where, pursuant to Article II, the amount to be paid by Buyer to ASC as consideration for the Retained Interest is equal to the Call FMV Price or the Put FMV Price, as applicable, the foregoing provisions of this Section 3.4(a) shall be disregarded for all purposes, and Buyer shall instead deliver to ASC at the Second Closing a wire transfer of immediately available funds in an amount equal to the Call FMV Price or the Put FMV Price, as applicable, directed to ASC to such account as ASC shall have notified Buyer of at least one Business Day prior to the Second Closing Date;

(b)a counterpart of the Retained Interest Assignment Agreement executed by Buyer;

(c)a certificate, duly executed by an officer of Buyer, dated as of the Second Closing Date, certifying that the representations and warranties made by Buyer in Section 4.2 are, without giving effect to any materiality qualifier contained therein (i) true and correct as of the Second Closing Date as though made on and as of such date (other than those representations and warranties that speak as to an earlier date) and (ii) in the case of representations and warranties that speak as to an earlier date, true and correct as of such earlier date, except in the case of clauses (i) and (ii) where the failure to be true and correct would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby; and

(d)such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by ASC prior to the Second Closing Date to carry out the intent and purposes of this Agreement.

3.5    Purchase Price Adjustments.

(a)Not later than two Business Days prior to the expected Second Closing Date, Buyer shall in good faith determine the CapEx Estimate, and shall provide ASC with written notice of such determination, along with reasonable supporting information and calculations. The existence of any dispute with respect to the CapEx Estimate shall not delay or otherwise affect the Second Closing. Within 30 days after the Second Closing Date, Buyer shall determine the Actual CapEx Amount and shall provide ASC with written notice of such determination, along with reasonable supporting information and calculations (“Buyer’s Determination”).

(b)If ASC object to Buyer’s Determination, then it shall provide Buyer with written notice thereof within 30 days after the Second Closing and shall include reasonable detail regarding such specific objections together with supporting documentation. If Buyer and ASC fail to agree on such disputed items contained in Buyer’s Determination within 30 days from delivery by ASC to Buyer of ASC’s objection notice, then either Party may refer such dispute to PricewaterhouseCoopers LLP (or, if that firm declines to act as provided in this Section 3.5(b), another firm of independent public accountants, mutually acceptable to Buyer and ASC), which such firm shall be directed by the Parties to make a final and binding determination as to all matters in dispute (and only such matters) on a timely basis (and in any event within 60 days after its engagement) and to promptly notify the Parties in writing of its resolution; provided that the Parties shall not permit such firm to assign a value to any particular item greater than the greatest value for such item claimed by any Party or less than the lowest value for such item claimed by any Party. Such accounting firm handling the dispute resolution shall not have the power to modify or amend any term or provision of this Agreement. Buyer and ASC shall each bear and pay one-half of the fees and other costs charged by such accounting firm. If ASC does not object to Buyer’s Determination within the time period and in the manner set forth in the first sentence of this Section 3.5(b) or if ASC accepts Buyer’s Determination, the Actual CapEx Amount as set forth in Buyer’s Determination shall become final and binding upon the Parties for all purposes hereunder. If ASC does object to Buyer’s Determination within the time period and in the manner set forth in the first sentence of this Section 3.5(b), then Buyer’s Determination shall become final and binding for all purposes hereunder except with respect to, and only to the extent of, those matters expressly objected to by ASC in such objection; provided, that where any matter to which ASC expressly objects would, if decided in ASC’s favor, warrant an adjustment to any other amount set forth in Buyer’s Determination, then notwithstanding the foregoing, such other amount shall become final and binding only after the matter to which ASC expressly objects has been resolved and all applicable adjustments necessarily stemming therefrom have been made.

(c)If the Actual CapEx Amount (as agreed between Buyer and ASC or as determined by the above-referenced accounting firm) is (i) greater than the CapEx Estimate provided by Buyer pursuant to Section 3.5(a), then Buyer shall pay to ASC within five Business Days after such amount is so agreed or determined, by wire transfer of immediately available funds to an account or accounts designated by ASC, the product of (1) an amount equal to the Actual CapEx Amount minus the CapEx Estimate and (2) 0.005 and (ii) less than the CapEx Estimate provided by Buyer pursuant to Section 3.5(a), then ASC shall pay to Buyer within five Business Days after such amount is so agreed or determined, by wire transfer of immediately available funds to an account or accounts designated by Buyer, the product of (1) an amount equal to the CapEx Estimate minus the Actual CapEx Amount and (2) 0.005.

(d)Where, pursuant to Article II, the amount paid by Buyer to ASC as consideration for the Retained Interest is equal to the Call FMV Price or the Put FMV Price, as applicable, the foregoing provisions of this Section 3.5 shall be disregarded for all purposes.

3.6    Purchase Price Allocation.

(a)ASC and Buyer agree that the purchase price for the Retained Interest (as determined for federal income Tax purposes) shall be allocated among the related share of assets of (i) the Company and (ii) each Subsidiary that is a disregarded entity for Tax purposes in accordance with the provisions of this Section 3.6.

(b)Within 30 days after the Second Closing Date, Buyer shall provide to ASC a proposed allocation of the purchase price consistent with Treasury Regulation sections 1.751-1 and 1.755-1 (the “Purchase Price Allocation Schedule”). Within 30 days after its receipt of Buyer’s proposed Purchase Price Allocation Schedule, ASC shall propose to Buyer any changes thereto or otherwise shall be deemed to have agreed thereto. In the event that ASC proposes changes to Buyer’s proposed Purchase Price Allocation Schedule within the 30 day period described above, Buyer shall, in good faith, consider any comments so received from ASC. If Buyer and ASC are unable to reach agreement as to any such comments, such dispute shall be resolved promptly by a Big Four public accounting firm acceptable to Buyer and ASC, with each of Buyer, on the one hand, and ASC, on the other, bearing and paying one-half of the fees and other costs charged by such accounting firm.

(c)The Purchase Price Allocation Schedule shall be revised to take into account subsequent adjustments to the Purchase Price. Each of ASC and Buyer agree to file all applicable Tax Returns and otherwise report their affairs for Tax purposes consistent with the Purchase Price Allocation Schedule, except as otherwise required by applicable Laws or a determination within the meaning of Section 1313(a) of the Code.

ARTICLE IV REPRESENTATIONS AND WARRANTIES

4.1    Representations of ASC. ASC hereby represents and warrants to Buyer that:

(a)ASC is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation;

(b)ASC has all requisite corporate power and authority to execute and deliver this Agreement and the instruments to be delivered by ASC at the Second Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by ASC of this Agreement and the instruments to be delivered by ASC at the Second Closing, and the performance by ASC of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action. This Agreement has been, and the instruments to be delivered by ASC at the Second Closing will at the Second Closing be duly and validly executed and delivered by ASC and constitutes (or, in the case of instruments to be delivered by ASC at the Second Closing will, at the Second Closing, constitute) the legal, valid and binding obligation of ASC enforceable against ASC in accordance with its terms, except as the same may be limited by Equitable Principles; and

(c)ASC owns, holds of record and is the beneficial owner of the Retained Interest (subject to any dilution thereof or modifications thereto that may be effected by Buyer or the Company from and after the date hereof), free and clear of all Liens and restrictions on transfer other than (i) those arising pursuant to (A) this Agreement, (B) the Charter Documents of the Project Companies, or (C) applicable securities Laws, or (ii) for Taxes not yet due and payable or being contested in good faith.

4.2    Representations of Buyer. Buyer hereby represents and warrants to ASC that:

(a)Buyer is a corporation duly formed, validly existing and in good standing under the Laws of South Dakota;

(b)Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the instruments to be delivered by Buyer at the Second Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the instruments to be delivered by Buyer at the Second Closing, and the performance by Buyer of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action. This Agreement has been, and the instruments to be delivered by Buyer at the Second Closing will, at the Second Closing, be duly and validly executed and delivered by Buyer and constitutes (or, in the case of instruments to be delivered by Buyer at the Second Closing will, at the Second Closing, constitute) the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general Equitable Principles; and

(c)Buyer is acquiring the Retained Interest for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person. Buyer has made, independently and without reliance on ASC (except to the extent that Buyer has relied on the representation and warranties of ASC in this Agreement), its own analysis of the Retained Interest, the Acquired Companies and their respective Assets for the purpose of acquiring the Retained Interest, and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer acknowledges that the Retained Interest is not registered pursuant to the Securities Act of 1933 (the “1933 Act”) and that none of the Retained Interest may be transferred, except pursuant to an applicable exception under the 1933 Act and in accordance with all applicable Laws and the terms of the Charter Documents of the Acquired Companies. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

ARTCILE V TAX

5.1    Transfer Taxes. In the event that any Transfer Taxes are imposed on the transactions contemplated by this Agreement, ASC and Buyer shall pay any Transfer Taxes imposed on it by Law as a result of the transactions contemplated by this Agreement, but, notwithstanding such requirement at Law, Buyer shall be responsible for the payment of all such Transfer Taxes. Accordingly, if ASC is required by Law to pay any such Transfer Taxes, Buyer shall promptly reimburse ASC for all such amounts. Each of ASC and Buyer shall timely file their own Tax Returns relating to Transfer Taxes as required by Law and shall notify the other Party when such filings have been made. Each of ASC and Buyer shall cooperate and consult with each other prior to filing such Tax Returns to ensure that all such returns are filed in a consistent manner.

ARTICLE VI TERMINATION

6.1    Termination. This Agreement may be terminated, as follows:

(a)at any time before the Second Closing, by ASC or Buyer, by written notice to the other, in the event that any Law or final order of any Governmental Authority having jurisdiction restrains, enjoins or otherwise prohibits or makes illegal the sale of the Retained Interest pursuant to this Agreement;

(b)if the Second Closing has not occurred on or before (i) where an Independent Appraiser is engaged to determine the Put FMV Price, the eighth Business Day after the Parties have received notice of the Independent Appraiser’s determination of the Put FMV Price and (ii) otherwise, the third Business Day after expiration of the Put Period, then either Buyer or ASC may, by written notice to the other, terminate this Agreement; or

(c)by mutual written consent of ASC and Buyer.

6.2    Effect of Termination. If this Agreement is validly terminated pursuant to Section 6.1, there will be no obligation hereunder on the part of ASC, Buyer, or any of their respective Affiliates, and ASC and its Affiliates shall be free immediately to enjoy all rights of ownership of the Retained Interest and to sell, transfer, encumber or otherwise dispose of any such Retained Interest (and/or direct or indirect interests in the Project Companies) to any Person without any restriction under this Agreement; provided, that notwithstanding anything herein to the contrary, Article I, Sections 6.2, 7.2, 7.5, 7.6 and Article VIII (other than Sections 8.6, 8.7(a), 8.7(b), 8.8(a), 8.9(a), 8.9(b), 8.9(c)and 8.9(f)) will survive any such termination. Notwithstanding anything herein to the contrary, where this Agreement is terminated pursuant to Section 6.1, each Party shall remain liable for breaches of this Agreement occurring prior to such termination.

ARTICLE VIII INDEMNIFICATION

7.1    Indemnity. From and after the Second Closing:

(a)ASC shall defend and hold harmless Buyer from and against all Losses incurred or suffered by Buyer resulting from:

i.any breach as of the Second Closing of any representation or warranty of ASC contained in the certificate delivered by ASC pursuant to Section 3.3(c) of this Agreement; and

ii.any breach of any covenant or agreement of ASC contained in this Agreement.

(b)Buyer shall indemnify, defend and hold harmless ASC from and against all Losses incurred or suffered by ASC resulting from:

i.any breach as of the Second Closing of any representation or warranty of Buyer contained in the certificate delivered by Buyer pursuant to Section 3.4(c) of this Agreement;

ii.any breach of any covenant or agreement of Buyer contained in this Agreement; and
the Assumed Liabilities.
7.2    Limitations of Liability. Notwithstanding anything in this Agreement to the contrary:

(a)The respective representations, warranties, covenants and agreements of ASC and Buyer contained or referenced in this Agreement (or in any certificate delivered in connection herewith) and all waivers, disclaimers and limitations of ASC’s liability contained in this Agreement, shall (i) in the case of representations and warranties, survive the Second Closing Date until the thirtieth (30th) day after the expiration of the applicable statute of limitations, (ii) in the case of any of the Parties’ respective covenants and agreements which by their terms are to be performed at or prior to the Second Closing, survive the Second Closing Date for nine months, (iii) in the case of any of the Parties’ respective covenants and agreements which by their nature are to be performed after the Second Closing, survive the Second Closing Date for the period provided in accordance with their express terms, (iv) in the case of all covenants and agreements not covered by the immediately preceding clause (iii), which by their nature are to be performed after the Second Closing, survive the Second Closing Date for the period until they are fully performed and (iv) in the case of all waivers, disclaimers and limitations of ASC’s liability, survive the Second Closing Date indefinitely. No Party shall have any liability for indemnification claims made under Section 7.1 with respect to any such representation, warranty, covenant or agreement unless a written notice of claim (describing in reasonable detail the claim, including an estimate of Losses attributable to such claim) is provided prior to the expiration of any applicable survival period for such representation, warranty, covenant or agreement provided in this Section 7.2(a);

(b)any breach by ASC of a representation, warranty, covenant or agreement in or referenced to in this Agreement (or in any certificate delivered hereunder) in connection with any single item that results in Losses of less than $200,000 shall be deemed, for all purposes, not to be a breach of such representation, warranty, covenant or agreement;

(c)in no event shall ASC’s aggregate liability arising out of or relating to this Agreement, whether relating to breach of representation, warranty, covenant or agreement in or referenced to in this Agreement or in any certificate or instrument delivered hereunder, and whether based on contract, tort, strict liability, other Laws or otherwise, exceed the Purchase Price;

(d)Buyer must give written notice to ASC within a reasonable period of time after becoming aware of any breach by ASC of any representation, warranty, covenant or agreement in or referenced to in this Agreement;

(e)ASC must give written notice to Buyer within a reasonable period of time after becoming aware of any breach by Buyer of any representation, warranty, covenant or agreement in or referenced to in this Agreement;

(f)without limiting the provisions of Section 7.2(g), the Party seeking indemnification hereunder shall have a duty to use commercially reasonable efforts to mitigate any Loss in connection with this Agreement;

(g)Buyer shall, prior to seeking recovery from ASC of any Loss pursuant to Section 7.1, exercise its commercially reasonable efforts to seek recovery from third parties (including insurance recoveries);

(h)If ASC pays to Buyer any amount in respect of a claim for indemnity brought by Buyer pursuant to Section 7.1 and Buyer subsequently recovers, directly or indirectly (via a Project Company’s rate base recovery or otherwise), from any other Person any amount in respect of the Losses underlying such claim, then Buyer shall promptly pay to ASC all such amounts recovered directly or indirectly from such other Person; provided that Buyer shall not be required to pay to ASC any amount in excess of the amount paid by ASC pursuant to Section 7.1 in respect of the subject claim;

(i)In the event Buyer obtains knowledge of any matter that causes or would be likely to cause any of ASC’s representations or warranties as expressly referenced in this Agreement to be untrue or inaccurate in any respect, Buyer shall promptly give notice of such matter to ASC. If Buyer fails to notify ASC of any such matter, then, following the Second Closing, none of ASC nor its Affiliates shall have any liability for any breach of such representation or warranty by ASC of this Agreement directly related to such matter (or of any representation or warranty set forth in any closing certificate delivered under Section 3.3 of this Agreement) (and, without in any way limiting the generality of the foregoing, for purposes of this Section 7.2(i), the documents and their contents and other information disclosed to Buyer or its Representatives in the course of its due diligence in connection with the PSA and this Agreement, are deemed known by Buyer); and

(j)ASC and Buyer acknowledge that after the Second Closing the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained or referenced to in this Agreement or for any other Claim arising in connection with or with respect to the transactions contemplated in this Agreement. As the payment of money shall be adequate compensation, Buyer and ASC hereby waive any right to rescind this Agreement or any of the transactions contemplated hereby.

7.3    Waiver of Claims. Subject to Section 7.1, effective as of the Second Closing, Buyer hereby unconditionally waives and releases ASC and its Affiliates and their respective Representatives and the Sellers Appointees (collectively, the “Released Parties”) from and against, all Claims and all obligations, damages and liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due, whether known or unknown), expenses or other Losses arising from or relating to, and shall not (and shall not permit any Acquired Company to) make any Claim against the Released Parties in respect of, the Assumed Liabilities or any breach or alleged breach of any Charter Document or any fiduciary or similar duty relating to any actions or failures to act (including negligence or gross negligence) in connection with the business, ownership or operation of the Acquired Companies, whenever arising or occurring, and whether arising under Contract, statute, common law or otherwise.

7.4    Assumed Liabilities. Effective as of the Second Closing, and subject to Section 7.1, Buyer hereby assumes the Assumed Liabilities.

7.5    Waiver of Other Representations.

(a)NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NEITHER ASC NOR ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE RETAINED INTEREST, THE ACQUIRED COMPANIES OR ANY OF THEIR RESPECTIVE ASSETS, OR ANY PART THEREOF, EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY ASC IN SECTION 4.1 AND THE CERTIFICATE DELIVERED BY ASC PURSUANT TO SECTION 3.3(c). IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, (I) NEITHER ASC NOR ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY REGARDING ANY (X) TAX MATTERS, (Y) ENVIRONMENTAL MATTERS, OR (Z) EMPLOYMENT MATTERS, AND (II) NEITHER ASC NOR ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE PROJECT COMPANIES OR THE PROJECT COMPANY ASSETS.

(b)EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY ASC IN SECTION 4.1 AND THE CERTIFICATE DELIVERED BY ASC PURSUANT TO SECTION 3.3(c). ASC’S INTERESTS IN THE RETAINED INTEREST ARE BEING TRANSFERRED HEREUNDER TO BUYER “AS IS, WHERE IS, WITH ALL FAULTS,” AND ASC AND ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ACQUIRED COMPANIES OR THEIR RESPECTIVE ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PROJECT COMPANIES OR THE PROJECT COMPANY ASSETS.

(c)BUYER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ANY CERTIFICATE OF ASC ARE THOSE ONLY OF ASC AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF ASC OR ANY OF THEIR RESPECTIVE AFFILIATES.

7.6    Waiver of Remedies.

(a)The Parties hereby agree that no Party shall have any liability, and no Party shall (and each Party shall cause its respective Affiliates not to) make any Claim, for any Loss or any other matter, under, relating to or arising out of this Agreement (including breach of representation, warranty, covenant or agreement) or any other document, agreement, certificate or other instrument delivered pursuant hereto, whether based on contract, tort, strict liability, other Laws or otherwise, except as expressly provided in Sections 6.2, 7.1, 7.3, 7.4 and 8.6.

(b)NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT (“Non-reimbursable Damages”); PROVIDED, HOWEVER, IN NO EVENT SHALL THIS SECTION 7.6(b) BE A LIMITATION ON ANY OBLIGATION OF A PARTY HEREUNDER WITH RESPECT TO A THIRD PARTY CLAIM RELATING TO SUCH OBLIGATION.

(c)Notwithstanding anything in this Agreement to the contrary, (i) no Representative or Affiliate of ASC (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in ASC) shall have any liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of ASC in this Agreement or in any certificate delivered pursuant to this Agreement, and (ii) no Representative or Affiliate of Buyer (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Buyer) shall have any liability to ASC or any other Person as a result of the breach of any representation, warranty, covenant or agreement of Buyer in this Agreement or in any certificate delivered pursuant to this Agreement.

7.7    Procedure with Respect to Claims. If either Party becomes subject to a pending or threatened Claim of a third party and such Party believes it has a claim against the other Party as a result, then the provisions of Section 11.7 of the PSA shall apply mutatis mutandis to such Claim. The provisions of Section 11.8 of the PSA shall apply mutatis mutandis to Claims for indemnification hereunder which do not involve a third-party Claim.

ARTICLE VIII MISCELLANEOUS

8.1    Notice.

(a)Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile (in the case of deliveries by facsimile, followed promptly by delivery of an original via a nationally recognized courier service) or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to Buyer or the Company, to:

Black Hills Utility Holdings, Inc.
PO Box 1400
625 Ninth Street
Rapid City, SD 57709
Fax: (605) 721-2550
Attn: Jeffrey B. Berzina, Vice President - Strategic Planning and Development

with a copy to (which shall not constitute notice):

Black Hills Corporation
PO Box 1400
625 Ninth Street
Rapid City, SD 57709
Fax: (605) 721-2550
Attn: Steven J. Helmers, General Counsel

If to ASC, to:

c/o GE Energy Financial Services
GE EFS Portfolio
Aircraft Services Corporation
800 Long Ridge Road
Stamford, CT 06927
Fax: (203) 357-4890
Attn: General Counsel

with a copy to (which shall not constitute notice):

Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, TX 77002
Fax: (713) 221-2108
Attn:     G. Alan Rafte
Roxanne Almaraz

(b)Notice given by personal delivery, mail or overnight courier pursuant to this Section 8.1 shall be effective upon physical receipt. Notice given by facsimile pursuant to this Section 8.1 shall be effective as of the date of confirmed delivery if delivered before 5:00 p.m. Central Time on any Business Day or the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Central Time on any Business Day or during any non-Business Day.

8.2    Entire Agreement. This Agreement supersedes all prior discussions and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof.

8.3    Expenses; Waiver; Amendment; Assignment; Headings; Invalid Provisions; Counterparts; Attorneys’ Fees. The provisions of Sections 12.3 (Expenses), 12.5 (Waiver), 12.6 (Amendment), 12.8

(Assignment; Binding Effect), 12.9 (Headings), 12.10 (Invalid Provisions), 12.11 (Counterparts; Facsimile), and 12.13 (Attorneys’ Fees) of the PSA shall apply mutatis mutandis to this Agreement.

8.4    No Third Party Beneficiary. Except for the provisions of Sections 7.3, 7.5 and 7.6 (which are intended to be for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

8.5    Governing Law; Venue; and Jurisdiction.

(f)This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (without regard to the conflict of laws principles thereof other than Section 5-1401 of the New York General Obligations Law). Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement, the Company LLC Agreement or the transactions contemplated hereby or thereby shall be brought and determined in any state or federal court in New York County, State of New York, and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(g)EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM RELATED THERETO.

8.6    Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if, prior to the earlier of valid termination and the Second Closing, any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. If, prior to the earlier of valid termination and the Second Closing, any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, any non-breaching Party may (at any time prior to the valid termination of this Agreement pursuant to Article VII), subject to the terms hereof, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief. For purposes of clarification, nothing contained in this Agreement shall prevent or impair the ability of a Party to seek specific performance prior to the earlier of valid termination of this Agreement in accordance with Article VII and the Second Closing.

8.7    Contributions to the Company. Notwithstanding anything in the Company LLC Agreement or elsewhere to the contrary:

(a)Where ASC, in its capacity as a Member of the Company, is required pursuant to the provisions of the Company LLC Agreement to make an Additional Hedging Capital Contribution or an Additional Mandatory Capital Contribution, ASC shall, subject to Section 8.7(c), be excused from such obligation and Buyer shall instead timely make ASC’s portion of such Additional Hedging Capital Contribution or Additional Mandatory Capital Contribution, as applicable.

(b)Where ASC, in its capacity as a Member of the Company, has the right to make an Additional Voluntary Capital Contribution, Buyer and ASC shall promptly consult with one another following the applicable capital call and ASC shall thereafter advise Buyer as to whether ASC wishes to make its pro rata portion of any such Additional Voluntary Capital Contribution. If ASC elects to make any Additional Voluntary Capital Contribution, then Buyer shall timely make ASC’s portion of such Additional Voluntary Capital Contribution (the aggregate amount of Additional Voluntary Capital Contributions made to the Company by Buyer in lieu of ASC pursuant to this Section 8.7(b) and Additional Hedging Capital Contributions and Additional Mandatory Capital Contributions made by Buyer in lieu of ASC pursuant to Section 8.7(a), the “Reimbursable Contributions”).

(c)Each Reimbursable Contribution made by Buyer on behalf of ASC pursuant to this Section 8.7 shall be treated as a loan by Buyer to ASC, followed by a contribution by ASC to the Company. Such loan shall be recourse to ASC, bear interest at the applicable federal rate in effect on the date such Reimbursable Contribution is made, per annum, and become due and payable by ASC to Buyer in an amount equal to the sum of all Reimbursable Contributions, plus all interest thereon, upon the earlier of (i) the Second Closing and (ii) five (5) Business Days after the termination of this Agreement. Such loan shall be satisfied by wire transfer of immediately available funds.

8.8    Distributions from the Company. Notwithstanding anything in the Company LLC Agreement or elsewhere to the contrary:

(a)Where ASC, in its capacity as a Member of the Company, is entitled to Cash Flow, Hedging Cash, or any other distribution from the Company, ASC and Buyer shall cause the Company to, subject to Section 8.8(b), retain, as a loan by ASC to the Company, all such amounts that would otherwise be distributed to ASC (such retained amounts, collectively, the “Company Retained Distributions”).

(b)Each Company Retained Distribution shall be deemed to have been distributed when such distributions were declared, then loaned to the Company by ASC. Such loan shall be recourse to the Company, bear interest at the applicable federal rate in effect on the date that such Company Retained Distribution would have otherwise been distributed to ASC, per annum, and become due and payable by the Company to ASC in an amount equal to the sum of all Company Retained Distributions, plus all interest thereon, upon the earlier of (i) the Second Closing and (ii) five (5) Business Days after the termination of this Agreement. Buyer shall cause the Company to satisfy such loan by wire transfer of immediately available funds.

8.9    Amendments to Company LLC Agreement. Notwithstanding anything in the Company LLC Agreement or elsewhere to the contrary:

(a)Sections 5.1(c)(ii), 7.1(d), 7.2, 9.2 and 11.13 and Article VIII of the Company LLC Agreement are hereby deleted in their entirety.

(b)ASC, in its capacity as a Member of the Company or otherwise, shall have no rights pursuant to Sections 7.3 or 8.2 of the Company LLC Agreement.

(c)Section 7.1 of the Company LLC Agreement shall not apply to Buyer in its capacity as a Member of the Company.

(d)ASC hereby resigns as the Tax Matters Partner as of the date hereof.

(e)The Operating Company Services Agreement and the Administrative Services Agreement are hereby terminated without liability to the Source Gas Entities (as defined therein), the Indemnified Persons (as defined therein) or any of their respective subsidiaries. Except for any amounts owed to EFS Services, LLC pursuant to Sections 4 or 5 of the Operating Company Services Agreement or Sections 4 or 5 of the Administrative Services Agreement attributable to periods of time prior to the date of this Agreement, each party hereto hereby (and the Company on behalf of all Source Gas Entities hereby) releases, acquits, waives, and forever discharges the other parties hereto from any and all claims, demands, liabilities, rights of contribution, obligations, covenants, promises, damages and judgments, whether known or unknown, absolute or contingent, direct or indirect or causes of action, at law or in equity, as well as any other kind or character of claim or action, whether past or present and whether based upon breach of duty (including breach of fiduciary duty), contract, law, or statutory right, known or unknown, arising, directly or indirectly, proximately or remotely, out of the Operating Company Services Agreement or the Administrative Services Agreement.

(f)Notwithstanding anything contained in the Company LLC Agreement to the contrary and except as expressly permitted by this Agreement, so long as Buyer or its assignees directly or indirectly hold any Units, ASC shall have the right to Transfer, directly or indirectly, the Retained Interest or any portion thereof to any Person, so long as such Person agrees in writing to be subject to, and assume, all of ASC’s obligations set forth in this Agreement;

8.10    Effect of Termination on Company LLC Agreement Amendments. Notwithstanding Section 8.9, if this Agreement is validly terminated pursuant to Section 6.1 without the Second Closing having occurred, then the amendments made to the Company LLC Agreement pursuant to Section 8.9 shall be of no further force and effect and all such amendments shall be deemed to be null and void (other than the amendment contained in Section 8.9(d))and the Company LLC Agreement shall, subject to the terms and conditions specified therein, continue in full force and effect as if such amendments had not occurred.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

ASC: AIRCRAFT SERVICES CORPORATION
By:
Name:
Title:

BUYER: BLACK HILLS UTILITY HOLDINGS, INC.
By:
Name:
Title:
COMPANY: SOURCEGAS HOLDINGS LLC
By:
Name:
Title:
Solely for purposes of Section 8.9(e): EFS SERVICES, LLC
By:
Name:
Title:
Solely for purposes of Section 8.9(e): SOURCEGAS INC.
By:
Name:
Title: